Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Insight Enterprises, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-147879, 333-110915, 333-42686, 333-42684, and 333-69113 on Form S-8 and Nos. 333-98281, 333-63379, 333-16655, and 333-14331 on Form S-3 of Insight Enterprises, Inc. of our reports dated February 24, 2010, with respect to the consolidated balance sheets of Insight Enterprises, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009, and the effectiveness of internal control over financial reporting as of December 31, 2009, which reports appear in the December 31, 2009 annual report on Form 10-K of Insight Enterprises, Inc. Our report on the consolidated financial statements refers to the change in method of accounting for book overdrafts from financing activities to operating activities in the consolidated statements of cash flows for each of the years in the three-year period ended December 31, 2009.
/s/ KPMG LLP
Phoenix, Arizona
February 24, 2010